Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into as of the 12th day of October, 2004, by and between GATEWAY, INC., a Delaware corporation (hereinafter called “Sublandlord”), and NUVASIVE, INC., a Delaware corporation (hereinafter called “Subtenant”).

W I T N E S S E T H

WHEREAS, by that certain Amended and Restated Lease dated as of April 15,1999 (the “Original Lease”) as amended by that certain First Amendment to Amended and Restated Lease Agreement dated as of April 17, 2000 (the “First Amendment”); that certain Second Amendment to Amended and Restated Lease dated concurrently herewith (the “Second Amendment”) and with the Original Lease, the First Amendment and the Second Amendment are hereinafter collectively referred to as the “Prime Lease”, a copy of which Prime Lease is attached hereto as Exhibit “A” and by this reference made a part hereof, Carramerica Development, Inc., a Delaware corporation (hereinafter, together with its successors and assigns, called “Landlord”), leased to Sublandlord the entirety of a building located at 4545 Towne Centre Court in San Diego, California containing approximately 62,367 gross rentable square feet (the “Premises” and sometimes also referred to herein as the “Building”); and

WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the entire Premises, all upon the terms and subject to the conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                                       Demise; Use.  Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for medical and scientific research, development, operating laboratory, machine shop, storage, warehousing and shipping relating thereto (the “Medical Research

Use”) and general office use and for no other purpose, subject to the limitations set forth in the Prime Lease as may be amended and supplemented pursuant to the Consent Agreement (as defined below), including, without limitation, the provisions of paragraph 13 of the Schedule of the Prime Lease as well as the provisions of paragraph 6 of the Prime Lease.  Notwithstanding the foregoing, Subtenant shall be permitted to use the Premises for the Medical Research Use only so long as Subtenant has obtained Landlord’s consent thereto and complies with all of the terms and conditions imposed upon the Medical Research Use as set forth by Landlord in the Prime Lease, the Consent Agreement and as set forth in this Sublease.

2.                                       Term.  The term of this Sublease shall commence (the “Commencement Date”) on the later of (i) the date possession of the Premises is delivered to Subtenant, (ii) one (1) day after the full execution and delivery to Subtenant of this Sublease and the Consent Agreement by each party thereto and (iii) December 1, 2004, and, unless sooner terminated pursuant to the provisions hereof, shall terminate on the earlier of August 31, 2012 and the prior termination of the Term of the Prime Lease.  Notwithstanding the foregoing, Sublandlord agrees and acknowledges that (a) Sublandlord will deliver possession of the Premises to Subtenant within two (2) days after the full execution and delivery of this Sublease and the Consent Agreement by each party thereto and (b) Subtenant shall have the right to occupy the Premises solely for the purpose of commencing Subtenant’s Work (as hereafter defined) in the Premises immediately upon delivery of possession of the Premises to Subtenant (the “Early Occupancy Period”); provided, however, in no event shall Subtenant be permitted to commence the conduct of its business in the Premises prior to the Commencement Date and if Subtenant commences to conduct its business in all or any portion of the Premises prior to the Commencement Date then such date upon which Subtenant so commences the performance of its business shall be deemed the Commencement Date and thereupon the Early Occupancy Period shall be deemed to have expired.  The Early Occupancy Period shall be on all terms and conditions as set forth in this Sublease except that Subtenant shall have no obligation to pay Minimum Rent or Additional Rent during the Early Occupancy Period.  As used herein, the phrase “Lease Year” shall mean the twelve calendar month period commencing on the Commencement Date (as hereinafter defined) (or, if the Commencement Date is not the first day of a calendar month, then commencing on the first day of the calendar month during which the Commencement Date occurs) and each anniversary thereof, except that the last Lease Year may not be twelve calendar months and shall terminate on the last day of the term of this Sublease.  Notwithstanding the foregoing, this instrument shall be deemed and agreed to be a sublease only and not an assignment.

3.                                       Minimum Rent.

(a)                                  Commencing on the Commencement Date, Subtenant shall pay to Sublandlord minimum annual rental (hereinafter called “Minimum Rent”) for the Premises as follows:

Time Period	Annual Minimum Rent Rate Per Rentable Square Foot	Annual Minimum Rent (based on 62,367 Rentable Square Feet)	Monthly Installments
First Lease Year*	$18.00	$756,000.00	$63,000.00
Second Lease Year	$18.54	$1,156,284.18	$96,357.02
Third Lease Year	$19.10	$1,191,209.70	$99,267.48
Fourth Lease Year	$19.67	$1,226,758.89	$102,229.91
Fifth Lease Year	$20.26	$1,263,555.42	$105,296.29
Sixth Lease Year	$20.87	$1,301,599.29	$108,466.61
Seventh Lease Year	$21.49	$1,340,266.83	$111,688.90
Eighth Lease Year**	$22.14	$1,380,805.38	$115,067.12

*Note:  Sublandlord and Subtenant acknowledge and agree that for the first Lease Year of the term of this Sublease, the Minimum Rent shall be determined based on 42,000 rentable square feet of the Premises (notwithstanding that Subtenant shall be in occupancy of the entire Premises); provided, however, during such period of time, Subtenant shall be responsible to pay any and all additional rent due and owing under this Sublease based on the full rentable area of the Premises.

**Note:  Sublandlord and Subtenant acknowledge and agree that as the expiration of the term of the Prime Lease is August 31, 2012, the eighth Lease Year may not consist of a full twelve (12) month period and accordingly the Annual Minimum Rent category for such eighth Lease Year as set forth in schedule above is for explanatory purposes only.

Annual Minimum Rent shall be due and payable in twelve equal installments.  Each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof.  If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Minimum Rent for such month shall be prorated; prorated Minimum Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences.  Notwithstanding anything in this Sublease to the contrary, Subtenant shall pay to Sublandlord the first monthly installment of Minimum Rent due under this Sublease (in the amount of $63,000.00) upon the execution and delivery of this Sublease by Subtenant to Sublandlord.

(b)                                 All Minimum Rent and additional rent shall be paid without setoff or deduction whatsoever and shall be paid to Sublandlord at the following address:  Real Estate Administration, Gateway, Inc., 610 Gateway Drive Y91, North Sioux City, South Dakota 97049 or at such other place as Sublandlord may designate by notice to Subtenant.

(c)                                  Notwithstanding anything to the contrary contained in this Sublease, Sublandlord and Subtenant acknowledge and agree that so long as Subtenant is not in default under this Sublease past any cure period provided herein, Subtenant shall be entitled to an abatement of the Minimum Rent due and owing under this Sublease for the second, third and fourth months of the first Lease Year of the term of this Sublease.  In no event shall the foregoing abatement limit or restrict Subtenant’s obligation to pay the full amount of any and all additional rent due under this Sublease.

4.                                       Additional Rent; Payments; Interest.

(a)                                  Except for “Base Rent” (as such term is defined in the Prime Lease and for the payment of which Subtenant shall have no obligation under this Sublease), Subtenant shall also pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease which are attributable to the Premises or attributable to Subtenant, its agents, employees, customers or invitees, including without limitation, the Operating Cost Share Rent, the Tax Share Rent, and Additional Rent (as such terms are defined in the Prime Lease).  By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Premises at times in addition to those certain times specified in the Prime Lease, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Subsection 4(a).

(b)                                 Each amount due to pursuant to Subsection 4(a) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the fifth day following the date on which Landlord or Sublandlord has given notice to Subtenant of the amount thereof.

(c)                                  All amounts other than Minimum Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease.  All past due installments of Minimum Rent and additional rent which are not paid on or before the third (3rd) business day after such amount is due shall bear interest from the date due until paid at the rate per annum equal to five percent (5%) in excess of the Prime Rate (as hereinafter defined) in effect from time to time, which rate shall change from time to time as of the effective date of each change in the Prime Rate, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.  For the purposes of this Sublease, the term “Prime Rate” shall mean the rate of interest announced from time to time by Chase Manhattan Bank or its successors as its prime or corporate base rate.

(d)                                 Subtenant shall pay Landlord on the due dates for services requested by Subtenant which are billed by Landlord directly to Subtenant rather than Sublandlord.

(e)                                  In addition to the Minimum Rent payable pursuant to Section 3 above, from and after the Commencement Date, for each calendar year of the term, Subtenant, as additional rent, shall pay Subtenant’s Percentage Share (which Sublandlord and Subtenant acknowledge and agree is equal to 100%) of Operating Cost Share Rent, Tax Share Rent and all Additional Rent payable by Sublandlord under the Prime Lease for the then current calendar year.  Sublandlord shall give subtenant written notice of Sublandlord’s estimate of the amount of additional rent per month payable pursuant to this Subsection for each calendar year following Sublandlord’s receipt of Landlord’s estimate of such amounts payable under the Prime Lease.  Thereafter, the additional rent payable pursuant to this Subsection shall be determined and adjusted in accordance with the provisions below.

(f)                                    The determination and adjustment of additional rent contemplated under Subsection 4(e) above shall be made in accordance with the following procedures:

(1)                                  Upon receipt of a statement from Landlord specifying the estimated Operating Cost Share Rent, Tex Share Rent and all Additional Rent to be charged to Sublandlord under the Prime Lease with respect to each calendar year, or as soon after receipt of such statement as practicable, Sublandlord shall give Subtenant written notice of its estimate of additional rent payable under Subsection 4(e) for the ensuing calendar year, which estimate shall be prepared based on the estimate received from Landlord (as Landlord’s estimate may change from time to time), together with a copy of the statement received from Landlord.  Sublandlord’s estimate of additional rent to be paid by Subtenant pursuant to this Sublease shall not exceed Subtenant’s Percentage Share of Landlord’s estimate delivered to Sublandlord pursuant to the Prime Lease (as Landlord’s estimate may change from time to time).  On or before the first day of each month during each calendar year, Subtenant shall pay to Sublandlord as additional rent one-twelfth (1/12th) of such estimated amount together with the Minimum Rent.

(2)                                  In the event Sublandlord’s notice set forth in Subsection 4(f)(1) is not given in December of the calendar year preceding the calendar year for which Sublandlord’s notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublandlord, Subtenant shall continue to pay to Sublandlord monthly, during the ensuing calendar year, estimated payments equal to the amounts payable hereunder during the calendar year just ended.  Upon receipt of any such post-December notice Subtenant shall (i) commence as of the immediately following calendar month, and continue for the remainder of the calendar year, to pay to Sublandlord monthly such new estimated payments and (ii) if the monthly installment of the new estimate of such additional rent is greater than the monthly installment of the estimate for the previous calendar year, pay to Sublandlord within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice.

(3)                                  Within thirty (30) days after the receipt by Sublandlord of a final statement of such costs from Landlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement of the adjustment to be made pursuant to Section 4(f) hereof for the calendar year just ended, together with a copy of the statement received by Sublandlord from Landlord.  If on the basis of such statement Subtenant owes an amount that is less than the estimated payments for the calendar year just ended previously paid by Subtenant, Sublandlord shall credit such excess to the next payments of rent coming due or, if the term of this Sublease is about to expire, so long as Subtenant is not in default under this Sublease, promptly refund such excess to Subtenant.  If on the basis of such statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the statement from Sublandlord to Subtenant.

(4)                                  For partial calendar years during the term of this Sublease, the amount of additional rent payable pursuant to Subsection 4(f) that is applicable to that partial calendar year shall be prorated based on the ratio of the number of days of such partial calendar year falling during the term of this Sublease to 365.  The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to this Section 4, and such obligations shall survive and remain to be performed after any expiration or earlier termination of this Sublease.

5.                                       Condition of Premises and Construction of Improvements.  Subtenant hereby acknowledges and agrees that it is to demise the Premises in an “as-is” condition and Subtenant’s taking possession of the Premises shall be conclusive evidence as against Subtenant that the Premises were in good order and satisfactory condition when Subtenant took possession.  No promise of Sublandlord to alter, remodel or improve the Premises, and no representation respecting the condition of the Premises have been made by Sublandlord to Subtenant except to the extent expressly set forth in this Sublease.  Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Premises in the condition required in the Prime Lease and the Consent Agreement (and in case of any conflict between the Prime Lease and the Consent Agreement on the subject, the Consent Agreement shall control).

6.                                       The Prime Lease.

(a)                                  This Sublease and all rights of Subtenant hereunder and with respect to the Premises are subject to the terms, conditions and provisions of the Prime Lease.  Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except:

(i)                                     for the payment of “Base Rent” (as such term is defined in the Prime Lease);

(ii)                                  that Subtenant shall not have any obligations to construct or install tenant improvements except as may be provided herein, and

(iii)                               that the following provisions of the Prime Lease do not apply to this Sublease:  any provisions in the Prime Lease allowing or purporting to allow Sublandlord any rent concessions or abatements or construction or refurbishment allowances, any provisions allowing Sublandlord to extend or renew the term of the Prime Lease (provided if this Sublease is then in force and Subtenant remains in possession of the Premises, any election or right of Sublandlord to renew or extend shall not abrogate or affect Subtenant’s right to extend with Landlord as set forth in the Consent Agreement), any provisions of the Prime Lease granting any option to purchase or lease the Building or any other space in the Project, any right to audit any costs passed through under the Prime Lease (including, without limitation, the provisions of Section 2.D.(4) of the Prime Lease), any right to receive an abatement of rent in connection with an interruption of utilities (including, without limitation, the provisions of Section 4.F. of the Prime Lease) other than as may be expressly set forth in this Sublease, any right to terminate the Lease as a result of a casualty or fire (including, without limitation, any provision set forth in Section 9.A. of the Prime Lease) other than as may be expressly set forth in this Sublease, any right to any allowance granted under the Prime Lease as set forth in Section 5.G. of the Prime Lease, any rights deriving from a default under the Prime Lease by the Landlord thereunder (including, without limitation, the provisions of Section 26.J. of the Prime Lease), any extension option as set forth in Section 30 of the Prime Lease, any right of first offer set forth in Section 36 of the Prime Lease, or any rights with respect to the Tanabe Building as set forth in Section 37 of the Prime Lease.

(b)                                 Without limitation of the foregoing:

(i)                                     Subtenant shall not make any changes, alterations or additions in or to the Premises except as otherwise expressly provided herein or in the Consent Agreement; provided, however, the foregoing shall not limit or restrict the right of Subtenant to obtain the consent of Sublandlord to any such changes, alterations or additions (such obligations shall be satisfied if the Consent Agreement contains the consent of Sublandlord to such changes, alterations or additions).  In connection therewith, Sublandlord and Subtenant acknowledge and agree that Subtenant desires to make certain alterations, additions and/or improvements to the Premises following its occupancy thereof.  In connection with such work (hereinafter referred to as the “Subtenant Work”), such work shall be performed at the sole cost and expense of Subtenant, shall be performed by a licensed contractor which is reasonably acceptable to Sublandlord and Landlord, pursuant to plans and specifications which have been approved by both Sublandlord and Landlord (which approval will not be unreasonably withheld or delayed) and shall otherwise strictly conform to all the terms and provisions of the Prime Lease.  Subtenant shall obtain the approval of both the Landlord and Sublandlord with respect to any and all aspects of the Subtenant Work prior to commencing same.  Sublandlord agrees to respond to any request for approval of any Subtenant Work within a reasonable period of time.

(ii)                                  If Subtenant desires to take any other action and the Prime Lease and/or the Consent Agreement would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord.  Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent;

(iii)                               All rights given to Landlord and its agents and representatives by the Prime Lease and/or the Consent Agreement to enter the Premises shall inure to the benefit of Sublandlord and their respective agents and representatives with respect to the Premises;

(iv)                              Sublandlord shall also have all other rights, and all privileges, options, reservations and remedies, granted or allowed to, or held by, Landlord under the Prime Lease and/or the Consent Agreement or granted to Landlord in the Consent Agreement;

(v)                                 Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease as well as set forth in the Consent Agreement.  All policies of liability insurance shall name as additional insureds the Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them; and

(vi)                              Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be canceled or terminated.

(c)                                  Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i)                                     Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Premises or any part thereof.  Notwithstanding the foregoing, Subtenant shall have the right to assign this Sublease or sub-sublet all or any portion of the Premises to an entity into which Subtenant has merged or consolidated or to an entity to which substantially all of Subtenant’s assets are conveyed (collectively a “Corporate Transaction”) without the consent of Sublandlord so long as such assignee or sub-subtenant has a net worth reasonably acceptable to Sublandlord and provided that Subtenant delivers not less than thirty (30) days prior written notice to Sublandlord and Landlord, which notice shall include information satisfactory to Sublandlord and Landlord in order to determine the net worth both of the original Subtenant named herein and of the successor subtenant immediately prior to such assignment of sub-sublet.  Subtenant shall otherwise have the right to assign this Sublease or sublet all or any portion of the Premises in accordance with the terms and provisions of the Prime Lease and Sublandlord shall have all of the same rights as the Landlord in connection therewith.  Further, any rights granted to Subtenant herein to assign this Sublease or sub-sublet all or any portion of the Premises without the Sublandlord’s consent shall be subject to the rights and obligations of the Landlord under the Prime Lease to consent thereto.  In connection with any assignment of this Sublease or sub-sublet of all or any portion of the Premises as permitted Subtenant hereinabove, Subtenant shall remit to Sublandlord fifty percent (50%) of any and all Excess Rent (as defined in the Prime Lease) received by Subtenant in connection with such transfer.

(ii)                                  Neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Premises, or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Premises on account of such event and Sublandlord and Subtenant acknowledge and agree that in the event monthly Rent (as defined in the Prime Lease) is abated pursuant to the provisions of Section 4.F. of the Prime Lease, then Subtenant shall be entitled to a consequent abatement of rent due under this Sublease to the extent that such monthly Rent (as defined in the Prime Lease) actually abates under the Prime Lease;

(iii)                               Sublandlord and Subtenant acknowledge and agree that in the event the Prime Lease permits the Tenant thereunder to terminate the Prime Lease in the event of any casualty to the Premises, then except as set forth hereinbelow, in no event shall Sublandlord, as the Tenant under the Prime Lease be restricted in so terminating the

Prime Lease, provided, however, so long as (a) Subtenant is not then in default under this Sublease after written notice and past any cure period provided under this Sublease, and (b) Subtenant then has a tangible net worth in excess of Twenty Million Dollars ($20,000,000.00) as evidenced by financial statements reasonably satisfactory to Sublandlord, in no event shall Sublandlord, as the Tenant under the Prime Lease, elect to so terminate the Prime Lease without obtaining the consent or approval from Subtenant as to such termination.  Notwithstanding the foregoing, in no event shall the right of Sublandlord to elect to so terminate the Prime Lease be limited or restricted in the event Sublandlord would have the right to terminate the Prime Lease as set forth in paragraph 9.A thereof in the circumstance where the time to restore any such casualty would exceed two (2) months and the restoration work would begin during the last twelve (12) months of the Term of the Prime Lease if (a) Sublandlord provides prior notice of such election to Subtenant and (b) such termination right is conditioned upon Subtenant having a written agreement with Landlord to continue in possession and occupy the Premises without interruption through exercise of Subtenant’s option to extend set forth in the Consent Agreement;

(iv)                              Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space (provided, Sublandlord and Subtenant acknowledge and agree that the foregoing shall not limit or restrict any such options and rights that may be granted to Subtenant directly from Landlord in the Consent Agreement so long as Sublandlord incurs no liability or obligation in connection therewith); and

(v)                                 In the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.  In the event of any conflict between the terms, conditions and provisions of this Sublease and the Consent Agreement, as between Sublandlord and Subtenant, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control; provided, however, Sublandlord and Subtenant acknowledge and agree that as between Landlord and Subtenant, the terms, conditions and provisions of the Consent Agreement shall, in all instances, govern and control.

(d)                                 It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations, warranties or indemnifications, if any, made by Landlord in the Prime Lease.  With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts, at Subtenant’s sole cost and expense, to obtain the same from Landlord.

Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.  Sublandlord and Subtenant acknowledge and agree that any repair, maintenance and/or replacement obligations with respect to the Premises which are the responsibility of the Sublandlord, as tenant under the Prime Lease, shall be performed by Subtenant at Subtenant’s sole cost and expense.  In the event that a condition exists in the Premises that Landlord is obligated to repair under the terms of the Prime Lease, Subtenant shall so advise Sublandlord, and Sublandlord, in turn, shall promptly advise Landlord thereof.  At Subtenant’s request, in the event that Landlord fails to fulfill any repair or maintenance obligation under the terms of the Prime Lease with respect to the Premises, Sublandlord shall use its reasonable efforts to have Landlord fulfill such repair and maintenance obligations, all of which reasonable efforts shall at be Subtenant’s sole cost and expense.

(e)                                  Except for the Consent Agreement nothing contained in this Sublease shall construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.

7.                                       Default by Subtenant.

(a)                                  Upon the happening of any of the following:

(i)                                     Subtenant fails to pay any Minimum Rent within five (5) days after the date it is due;

(ii)                                  Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for five (5) days after notice thereof from Sublandlord to Subtenant;

(iii)                               Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for fifteen (15) days except that if such default is not capable of being cured within such fifteen (15) day period, then so long as Subtenant continues to diligently attempt to cure such default, the fifteen (15) day period shall be extended to sixty (60) days or such lesser period as is reasonably necessary to complete the cure of such default after notice thereof from Sublandlord to Subtenant; or

(iv)                              any other event occurs which involves Subtenant or the Premises and which would constitute a default under the Prime Lease if it involved Sublandlord or the Premises and such default continues for fifteen (15) days after notice thereof from Sublandlord to Subtenant except that if such default is not capable of being cured within such fifteen (15) day period, then so long as Subtenant continues to diligently attempt to cure such default, the fifteen (15) day period shall be extended to sixty (60) days or such lesser period as is reasonably necessary to complete the cure of such default; Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.

(b)                                 In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so).  In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and attorneys’ fees incurred by Sublandlord in connection therewith, shall be additional rent hereunder.

8.                                       Nonwaiver.  Failure of either party to declare any default or delay in taking any action in connection therewith shall not waive such default.  No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.

9.                                       Cumulative Rights and Remedies.  All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

10.                                 Waiver of Claims and Indemnity.

(a)                                  Subtenant hereby releases and waives any and all claims against Landlord and Sublandlord and each of their respective officers, directors, partners, agents and employees for injury or damage to person, property or business sustained in or about the Building or the Premises by Subtenant other than by reason of the active negligence or willful misconduct and except in any case which would render this release and waiver void under law.

(b)                                 Subtenant agrees to indemnify, defend and hold harmless Landlord and Sublandlord and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from Subtenant’s use and occupancy of the Premises, Subtenant’s construction of any leasehold improvements in the Premises, any release, discharge, storage, production, use or disposal of Hazardous Substances in the Premises caused or permitted by Subtenant or its agents, contractors, employees, licensees or invitees or in any way relating to any Hazardous Substances brought onto the Premises by Subtenant or its agents, contractors, employees, licensees or invitees, the installation, maintenance, repair and/or removal of any and all signage installed by Subtenant, including, without limitation, the Building Signage, or from any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed under this Sublease or the Consent Agreement or pursuant to the terms of this Sublease or the Consent Agreement, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Premises.  In addition, the foregoing indemnification of Sublandlord and the other noted parties herein shall include any and all liability assessed, imposed or charged against Subtenant for any violation of the provisions of the Prime Lease and/or Consent Agreement with respect to their respective provisions relating to Hazardous Substances, which violation was not caused by Sublandlord or its agents, contractors or employees.  In case any such proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord.

(c)                                  Sublandlord agrees to indemnify, defend and hold harmless Subtenant and its officers, directors, partners, agents and employees, from and against any and all claims, demands, cost and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from (i) any breach or default by Sublandlord under the Prime Lease (which breach or default was not attributable to Subtenant or its agents, contractors, employees, licensees or invitees under this Sublease and/or the Consent Agreement), and (ii) the active negligence or willful misconduct of Sublandlord or its agents, officers or employees or from any breach or default on the part of Sublandlord in the performance of any agreement or covenant of Sublandlord to be performed under this Sublease.  In case any such proceeding is brought against any of said indemnified parties, Sublandlord covenants, if requested by Subtenant, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Subtenant.

11.                                 Waiver of Subrogation.  Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees for any loss or damage that may occur to the Premises, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law.

12.                                 Brokerage Commissions.  Each party hereby represents and warrants to the other that other than Julien J. Studley, Inc. and The Staubach Company, whose commissions shall be payable by Sublandlord) it has had no dealings with any real estate broker or agent in connection with this Sublease, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Sublease.  Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representation and warranties.

13.                                 Successors and Assigns.  This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.  The provisions of Subsection 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.

14.                                 Entire Agreement.  This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Premises.  No prior agreement or understanding pertaining to the same shall be valid or of any force or effect.  The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.

15.                                 Notices.

(a)                                  In the event any notice from the Landlord or otherwise relating to the Prime Lease is delivered to the Premises or is otherwise received by Subtenant, Subtenant shall, as soon thereafter as possible, but in any event within one (1) business day, deliver such notice to Sublandlord if such notice is written or advise Sublandlord thereof by telephone if such notice is oral.

(b)                                 In the event any default notice from the Landlord is received by Sublandlord, Sublandlord shall, as soon thereafter as possible, but in any event within one (1) business day, deliver such notice to Subtenant if such notice is written or advise Subtenant thereof by telephone if such notice is oral.

(c)                                  Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Premises shall be in writing and shall not be effective for any purpose unless the same shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid; provided, however, that all notices of default shall be served either by personal delivery with a receipt requested or by overnight air courier service, addressed after the Rent Commencement Date to Subtenant at the Premises and otherwise as follows:

if to Sublandlord:	GATEWAY, INC.
Real Estate Administration
610 Gateway Drive Y91
North Sioux City, South Dakota 97049

and

GATEWAY, INC.
7565 Irvine Center Drive
Irvine, California 92618
Attn: General Counsel

if to Subtenant:	NUVASIVE, INC.
10065 Old Grove Road
San Diego, CA 92131
Attn: Carrie Rael

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery.  Either party may change its address for receipt of notices by giving notice to the other party.

16.                                 Authority.  Subtenant represents and warrants to Sublandlord that this Sublease has been duly authorized, executed and delivered by and on behalf of Subtenant and constitutes the valid, enforceable and binding agreement of Subtenant and of each party constituting Subtenant, each of whom shall be jointly and severally liable hereunder in accordance with the terms hereof.  Sublandlord represents and warrants to Subtenant that the Sublease has been duly authorized, executed and delivered by and behalf of Sublandlord and constitutes the valid, enforceable and binding agreement of Sublandlord.

17.                                 Limitation on Liability.  Subject to the provisions of Section 10(c) hereof, Sublandlord shall not be liable for personal injury or property damage to Subtenant, its officers, agents, employees, invitees, guests, licensees or any other person in the Premises, regardless of how such injury or damage may be caused; provided, however, as to any claims for personal injury, the foregoing shall not limit the liability of Sublandlord with respect to any personal injury caused by the intentionally or grossly negligent acts of Sublandlord or its agents, contractors or employees.  Any property of Subtenant kept or stored in the Premises shall be kept or stored at the sole risk of Subtenant.  Subtenant shall hold Sublandlord harmless from any claims arising out of any personal injury or property damage occurring in the Premises, including subrogation claims by Subtenant’s insurance carrier(s).

18.                                 Consents; Approvals; and Definitions.  In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Prime Lease incorporated herein by reference but has not been obtained from Landlord.  Except as otherwise provided herein, Sublandlord shall not unreasonably withhold or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Prime Lease and Landlord has consented to or approved of such matter.

19.                                 Consent of Landlord.  The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon the Landlord consenting to this Sublease by executing and delivering a counterpart of the Consent of Landlord attached hereto as Exhibit ‘E” to this Sublease (the “Consent Agreement”).  In the event Landlord’s consent is not obtained within thirty (30) days after the date hereof as evidenced by its execution and delivery of this Sublease and the Consent Agreement, this Sublease shall automatically terminate and become null and void and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Premises.  In connection with obtaining Landlord’s consent, Sublandlord and Subtenant acknowledge and agree that Subtenant shall pay any and all legal fees and costs associated with obtaining such consent to this Sublease; provided, however, up to a maximum cost to Sublandlord of $1,500.00, Sublandlord shall bear one-half (1/2) of such cost payable to Landlord in connection with obtaining its consent to this Sublease.

20.                                 Examination.  Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Premises or in any manner bind Sublandlord, and no lease, sublease or obligation on Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 19 above; provided, however, that the execution and delivery by Subtenant of this Sublease to Sublandlord shall constitute an irrevocable offer by Subtenant to sublease the Premises on the terms and conditions herein contained, which offer may not be revoked for five (5) business days after such delivery.

21.                                 Security Deposit.  Subtenant at least one (1) business day prior to the commencement of the Early Occupancy Period and as a condition to delivery of possession of the Premises by Sublandlord, shall deposit with Sublandlord cash or a letter of credit (the “Letter of Credit”) equal to six (6) month’s Minimum Rent (which Sublandlord and Subtenant agree is equal to $561,303.00).  Such letter of credit shall be in a form satisfactory to Sublandlord (in its sole and absolute discretion) and issued upon a bank with a minimum long term capital rating of “AA”, with a branch in San Diego, California for purposes of Sublandlord’s ability to draw thereon and shall otherwise be satisfactory to Sublandlord (in its sole and absolute discretion).  Further, such letter of credit shall be irrevocable, “evergreen”, “clean” and in the full amount required naming Sublandlord as beneficiary, and providing for partial and multiple draws and shall otherwise be satisfactory to Sublandlord as set forth hereinabove.  Such letter of credit shall be held by Sublandlord as security for the faithful performance by Subtenant of all terms, covenants and conditions of this Sublease.  Subtenant agrees that Sublandlord may apply (or draw upon, as the case may be) the security deposit to remedy any failure by Subtenant to repair or maintain the Premises or to perform any other terms, covenants and conditions contained herein or make any payment owing hereunder, all following the expiration of applicable notice and cure periods.  If Subtenant has kept and performed all terms, covenants and conditions of this Sublease during the term, Sublandlord will, within thirty (30) days after the expiration hereof, promptly return the security deposit to Subtenant or the last permitted assignee of Subtenant’s interest hereunder.  Should Sublandlord use (or draw upon, as the case may be) any portion of the security deposit to cure any default by Subtenant hereunder, Subtenant shall forthwith replenish the security deposit to the original amount.  Sublandlord shall not be required to keep the security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any such deposit.  Subtenant hereby acknowledges and agrees that Sublandlord may draw upon such letter of credit at such time as Sublandlord is permitted to do so under this paragraph 21 or if Subtenant fails to provide Sublandlord with a replacement letter of credit no later than thirty (30) days prior to the expiration date of any then held letter of credit in Sublandlord’s possession.  In the event Sublandlord draws down such letter of credit, then Sublandlord shall hold such cash security deposit in accordance with the terms and provisions of this paragraph 21 and Subtenant shall have the right to replace the letter of credit and receive a return of the cash from Sublandlord by providing a letter of credit consistent with the requirements as set forth in this Paragraph 21.  Notwithstanding anything herein to the contrary, the amount of the letter of credit held as a Security Deposit shall be reduced annually, commencing upon the commencement of the second Lease Year, on a straight line basis (subject to Subtenant’s right to Accelerated Reduction (as hereinafter defined) as set forth below) based upon the Term of this Sublease (the “Automatic Reduction”) upon the following terms and conditions:  (i) Subtenant is not then in monetary default under this Sublease nor in non-monetary default under this Sublease (as to such non-monetary default, in order for such condition to prohibit such reduction in the letter of credit such non-monetary default must be beyond applicable notice and cure periods), (ii) in no event shall such Security Deposit be less than $187,101.00 (“Minimum Amount”), (iii) Subtenant provides written notice to Sublandlord of Subtenant’s reduction of such Security Deposit and a replacement letter of credit in the then appropriate amount which meets the requirements for such a letter of credit as set forth in this paragraph 21, and (iv) Subtenant shall be entitled to one such reduction each year effective as of the anniversary of the Commencement Date.  At such time as Subtenant has met the conditions set forth above, Sublandlord shall return the then held letter of credit to Subtenant.  In addition to the Automatic Reduction of the Security Deposit as provided above, Sublandlord agrees that provided Subtenant has met the conditions to the Automatic Reduction as set forth in subparagraphs (i) through (iii) above, Subtenant shall also be entitled to additionally reduce the amount of the letter of credit to the Minimum Amount at such time as Subtenant provides written notice and evidence to Sublandlord (which is reasonably satisfactory to Sublandlord) that the net worth of Subtenant is equal to or greater than Twenty Million Dollars ($20,000,000.00) and that Subtenant has maintained such net worth for a minimum period of not less than twelve (12) consecutive months immediately prior to such Accelerated Reduction (the “Accelerated Reduction”).  At such time as Subtenant has met the conditions for the Accelerated Reduction and provided Sublandlord with the replacement letter of credit in the Minimum Amount, Sublandlord shall return the then held letter of credit to Subtenant.

22.                                 Furniture and Fixtures.  Subtenant hereby covenants and agrees that it shall have the right to use all of the furniture and fixtures located in the Premises and scheduled on the schedule attached to the Sublease as Exhibit “C” throughout the term of the Sublease at no cost or expense to Subtenant.  Upon the expiration of the term of this Sublease, Subtenant shall purchase the FFE from Sublandlord for a cost of $1.00 pursuant to a form of bill of sale attached to this Sublease as Exhibit “D”.  Sublandlord and Subtenant acknowledge and agree that Sublandlord is providing such FFE to Subtenant for its use in an as-is basis without representation or warranty of any kind whatsoever, including the disclaimer of any warranties of merchantability, fitness for a particular purpose or any other thing or nature whatsoever except (i) Sublandlord has merchantable title to such items and (ii) such items are conveyed free and clear of any liens or security interests of Landlord or any other party.

23.                                 Parking.  During the term of this Sublease, so long as Subtenant is not in default under this Sublease, Subtenant and its employees shall be entitled to use Subtenant’s Percentage Share of the parking rights granted to Sublandlord as tenant, under the Prime Lease, including, without limitation, the terms and provisions of Section 4.G. of the Prime Lease.  Subtenant acknowledges and agrees that its right to use such parking area shall be upon the terms and conditions set forth in the Prime Lease, including, without limitation, any and all rules and regulations promulgated by Landlord with respect thereto.  Sublandlord also agrees, provided Subtenant has obtained the consent of Landlord thereto and Sublandlord as to the plans and specifications for same as well as all aspects of the installation of same, Subtenant shall have the right at its sole cost and expense to install a security booth and/or gate control with respect to parking area pursuant to the provisions of Section 4G of the Prime Lease.

24.                                 Roof Rights.  Sublandlord and Subtenant acknowledge and agree that Subtenant may desire, at its sole cost and expense, to install a satellite dish on the roof of the Building.  So long as Subtenant is not in default under this Sublease past any cure period provided herein, Sublandlord hereby consents to the installation of same upon the following terms and conditions:  (i) Subtenant shall obtain the approval of Landlord and Sublandlord with respect to all aspects of the installation of such satellite dish, including, without limitation, the plans and specifications therefor, the manner of installation of same and the location of same; and (ii) the right granted to Subtenant hereunder shall be subject to all of the terms and conditions of the Prime Lease.  In addition to such satellite dish, Sublandlord acknowledges and agrees that Subtenant may desire to install a central mechanical plant on the roof of the Premises and so long as the Subtenant obtains the consent of Landlord and Sublandlord as to the plans and specifications for same as well as all aspects of the installation of same and obtains all necessary approvals under the Prime Lease, Subtenant shall be permitted to utilize the roof of the Premises to install such a central mechanical plant.

25.                                 Signage.  Sublandlord and Subtenant hereby acknowledge and agree that so long as Subtenant is not in default under this Sublease past any cure period provided herein, Subtenant shall be granted the right provided to Sublandlord, as tenant under the Prime Lease, to install the Building Sign as set forth in Section 31 of the Prime Lease, subject to the following terms and conditions:

(i)                                     in no event shall Subtenant be permitted to install such Building Sign unless and until Subtenant obtains any and all necessary approvals in connection therewith, including, without limitation, the approval of Landlord, Sublandlord and any necessary governmental entity or agency having jurisdiction over the Premises;

(ii)                                  Subtenant shall comply with all of the terms and provisions of the Lease and this Sublease in connection with the installation of same.

26.                                 Counterpart; Execution.  This Sublease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Signature pages may be detached from the counterparts and attached to a single copy of this Sublease to physically form one document.  This Sublease may also be delivered by telefacsimile and any signature of a party on a telefacsimile copy shall be binding.  Any party delivering an executed counterpart of this Sublease by telefacsimile shall also deliver by overnight service to the other party or parties an original counterpart of this Sublease, provided the failure to deliver an original counterpart shall not affect the validity, enforceability and binding effect of this Sublease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

SUBLANDLORD

GATEWAY, INC.
a Delaware corporation

By:
Its:	Sr. Director

SUBTENANT

NUVASIVE, INC.
a Delaware corporation

By:	/s/ Kevin O’Boyle
Its:	CFO

[SIGNATURE PAGE TO SUBLEASE

BETWEEN GATEWAY, INC. & NUVASIVE, INC.]

EXHIBIT A

PRIME LEASE

A-1

EXHIBIT B

INTENTIONALLY OMITTED

B-1

EXHIBIT E

CONSENT AGREEMENT

E-1